Exhibit 99.1
Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Juan José Román-Jiménez	Mr. Garrett Edson
EVP and Chief Financial Officer	ICR
(787) 749-4949	(787) 792-6488

Triple-S Management Corporation Reports First Quarter 2018 Results

SAN JUAN, Puerto Rico, May 8, 2018 – Triple-S Management Corporation (NYSE:GTS), a leading managed care company in Puerto Rico, today announced its first quarter 2018 results.

Quarterly Consolidated and Other Highlights

•	Net income of $3.9 million, or $0.17 per diluted share, versus net loss of $4.3 million, or $0.18 per diluted share, in the prior-year period;
•
Adjusted net income of $14.1 million, or $0.60 per diluted share, versus adjusted net loss of  $4.8 million, or $0.20 per diluted share, a year ago, reflecting the ongoing improvements in the Company’s Managed Care operations;

•	Operating revenues of $770.2 million, a 7.0% increase from the prior-year period, reflecting higher premiums in the Managed Care segment;
•	Consolidated operating income of $18.1 million compared to an operating loss of $12.2 million in the prior-year period;
•	Consolidated loss ratio improved to 82.3% and medical loss ratio (“MLR”) to 85.0%, driven primarily by Managed Care premium trends that are higher than claim trends;
•
The Company's Board authorized a $25.0 million expansion of its existing $30.0 million Class B share repurchase program in February.  Under the repurchase program, during the first quarter of 2018, 563,559 shares were repurchased at an aggregate cost of $14.3 million.  During the second quarter of 2018, as of May 4, an additional 80,404 shares were repurchased at an aggregate cost of $2.1 million.  As of May 4, 2018, $18.5 million of availability remains in the program.

"We are pleased with our first quarter performance, as our financial results begin to manifest the impact of our operational improvements and clinical initiatives,” said Roberto Garcia-Rodriguez, President and Chief Executive Officer.  “We continue to invest considerably in our Managed Care operations to ensure we are providing top-shelf service to our customers, making our products more attractive and thus enabling Triple-S to generate sustainable long-term growth.”

“As Puerto Rico begins to rebuild after Hurricane María, we remain keenly focused on a three-pronged approach to growing the company," continued Mr. Garcia-Rodriguez. “First, we aim to win and retain Medicare Advantage business with a more competitive and consistent product offering.  Secondly, we will further modernize our infrastructure and technology to improve our service, reduce our expenses and ultimately expand our margins.  And finally, we will expand our ambulatory clinic network to provide us an additional and vital platform to improve access, cost, quality and outcomes throughout our Managed Care businesses.  By focusing on these key initiatives, we remain confident that we are positioning ourselves to create long-term value for our shareholders.”

Triple-S Management Corporation

Selected Consolidated Quarterly Details

•
Consolidated premiums earned were $752.0 million, up 7.1% from the prior-year period, primarily reflecting higher premiums across all businesses within the Managed Care segment. In the Medicare business, premiums increased due to the Company’s four-star rated Medicare Advantage HMO contract, resulting in a 5% bonus applied to the benchmark used in premium calculation, as well as higher sharing on rebates.  These increases were partially offset by lower Commercial and Medicare membership.

•
Consolidated claims incurred were $619.0 million, down 0.3% year-over-year, mostly driven by lower enrollment in the Managed Care segment’s Medicare and Commercial businesses, and partially offset by the impact of additional benefits in the Company’s Medicare Advantage product. Consolidated loss ratio of 82.3% improved 610 basis points from the prior-year period.

•
Consolidated operating expenses of $133.1 million increased 20.0% from the prior-year period, while the Company’s operating expense ratio increased 190 basis points year over year to 17.6%. The increase in operating expenses primarily reflected the reinstatement of the Health Insurance Providers Fee (HIP fee) of $11.7 million, as well as higher professional services and personnel costs related to the Company’s ongoing Managed Care initiatives.

•
Consolidated income tax expense was $0.4 million, compared to a benefit of $6.7 million in the prior-year period, primarily reflecting a significant increase in taxable income in the Managed Care segment, which also has a higher effective tax rate than the Company’s other segments.

•
Net income for the period reflects the implementation of new accounting guidance that requires changes in unrealized gains or losses of equity securities to be recorded through operations.  This amount was excluded from adjusted net income.

Selected Managed Care Segment Quarterly Details

•	Managed Care premiums earned were $686.9 million, up 7.2% year over year.

o
Commercial premiums earned of $198.7 million declined 3.1% from the prior-year period, mainly due to an approximate decline of 52,000 in fully-insured member month enrollment and partially offset by $3.9 million related to the reinstatement of the HIP fee pass-through in 2018.

o
Medicare premiums earned of $287.9 million increased 11.7% from the prior-year period, largely reflecting an increase in the 2018 Medicare reimbursement rates for the first time since 2012, an increase in premium rates related to the upgraded four-star rating of the Company’s 2018 HMO product, and to higher average risk score. These increases were partially offset by a decrease in member month enrollment of approximately 25,000.

o
Medicaid premiums earned improved 12.7% from the prior-year period to $200.3 million, primarily reflecting higher premium rates that became effective July 1, 2017, $3.8 million in premiums earned related to the Company’s achieving the contract’s quality incentive metrics, and $3.7 million associated to the reinstatement of the HIP fee pass-through in 2018.

•
Reported MLR of 85.0% and recasted MLR of 86.2% represent a year-over-year improvement of 670 and 400 basis points, respectively, mostly reflecting claim trends lower than premium trends across all of the Company’s Managed Care businesses.  Recasted MLR excludes the impact of prior-period reserve developments, and moves the Medicare risk score revenue and other adjustments to their corresponding periods.

Triple-S Management Corporation

•
Managed Care operating expenses were $101.8 million, up $20.5 million, or 25.2%, year over year, primarily reflecting the reinstatement of the HIP fee, and an increase in professional services and personnel costs related to the Company’s ongoing clinical and operational initiatives.

2018 Outlook

Despite the ongoing market uncertainty regarding utilization patterns, outward migration and the impact of post-hurricane reconstruction efforts, the Company is maintaining its full year 2018 directional guidance regarding its Commercial and Medicare businesses, as well as its Life Insurance segment and consolidated operating expenses.  Directional guidance regarding its Property and Casualty segment was raised for the full year 2018.  More specifically:

•	In the Commercial business, the Company continues to expect full-year at-risk member month enrollment between 3.7 million and 3.8 million, and full-year MLR between 80.5% and 82.5%.

•
In the Medicare Advantage business, the Company anticipates full year member month enrollment to be between 1.35 million and 1.45 million, while the expected MLR range for 2018 remains between 85% and 87%.

•	The Company continues to expect Life insurance premiums earned for 2018 between $160 million and $164 million.

•
The Company has raised expectations for its Property and Casualty premiums earned for 2018 to between $82 million and $86 million. The Company’s previous outlook for Property and Casualty 2018 premiums earned was between $76 million and $80 million.

•	The Company continues to expect consolidated operating expenses for full year 2018 between $530 million and $545 million.

Triple-S Management Corporation

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Time to discuss its financial results for the three months ended March 31, 2018. To participate, callers within the U.S. and Canada should dial 1-855-327-6837 and international callers should dial 1-631-891-4304 about five minutes before the call.

To listen to the webcast, participants should visit the “Investor Relations” section of the Company’s website at www.triplesmanagement.com several minutes before the event is broadcast and follow the instructions provided to ensure they have the necessary audio application downloaded and installed. This program is provided at no charge to the user. An archived version of the call, also located on the “Investor Relations” section of Triple-S Management’s website, will be available about two hours after the call ends and for at least the following two weeks. This news release, along with other information relating to the call, will be available on the “Investor Relations” section of the website.

In addition, a replay will be available through May 22, 2018 by calling 1-844-512-2921 or 1-412-317-6671 and entering passcode 10004746. A replay will also be available at www.triplesmanagement.com for 30 days.

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is one of the leading players in the managed care industry in Puerto Rico. Triple-S Management has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico, the U.S. Virgin Islands, and Costa Rica. With more than 55 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial, Medicare Advantage, and Medicaid markets under the Blue Cross Blue Shield marks. It also provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico. For more information about Triple-S Management, visit www.triplesmanagement.com or contact investorrelations@ssspr.com.

Non-GAAP Financial Measures

This earnings release presents information about the Company’s adjusted net income, which is a non-GAAP financial metric provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (GAAP). A reconciliation of adjusted net income to net income, the most comparable GAAP financial measure, is provided in the accompanying tables found at the end of this release.

Forward-Looking Statements

This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.

All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties. Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).

Triple-S Management Corporation

In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight. The following factors, if markedly different from the Company’s planning assumptions (either individually or in combination), could cause Triple-S Management’s results to differ materially from those expressed in any forward-looking statements shared here:

•	Trends in health care costs and utilization rates
•	Ability to secure sufficient premium rate increases
•	Competitor pricing below market trends of increasing costs
•	Re-estimates of policy and contract liabilities
•	Changes in government laws and regulations of managed care, life insurance or property and casualty insurance
•	Significant acquisitions or divestitures by major competitors
•	Introduction and use of new prescription drugs and technologies
•	A downgrade in the Company’s financial strength ratings
•	A downgrade in the Government of Puerto Rico’s debt
•	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies
•	Ability to contract with providers consistent with past practice
•	Ability to successfully implement the Company’s disease management, utilization management and Star ratings programs
•	Ability to maintain Federal Employees, Medicare and Medicaid contracts
•	Volatility in the securities markets and investment losses and defaults
•	General economic downturns, major disasters, and epidemics

This list is not exhaustive. Management believes the forward-looking statements in this release are reasonable. However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations or financial condition. In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations. In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.

Readers are advised to carefully review and consider the various disclosures in the Company’s SEC reports.

Triple-S Management Corporation

Earnings Release Schedules and Supplementary Information

Condensed Consolidated Balance Sheets	Exhibit I

Condensed Consolidated Statements of Earnings	Exhibit II

Condensed Consolidated Statements of Cash Flows	Exhibit III

Segment Performance Supplemental Information	Exhibit IV

Reconciliation of Non-GAAP Financial Measures	Exhibit V

Triple-S Management Corporation

Exhibit I

Condensed Consolidated Balance Sheets
(dollar amounts in thousands)
Unaudited

	March 31, 2018	December 31, 2017
Assets

Investments	$1,651,860	$1,605,477
Cash and cash equivalents	212,610	198,941
Premium and other receivables, net	775,258	899,327
Deferred policy acquisition costs and value of business acquired	202,581	200,788
Property and equipment, net	76,825	74,716
Other assets	181,857	137,516

Total assets	$3,100,991	$3,116,765

Liabilities and Stockholders' Equity

Policy liabilities and accruals	$1,786,713	$1,761,553
Accounts payable and accrued liabilities	387,454	410,457
Long-term borrowings	31,275	32,073

Total liabilities	2,205,442	2,204,083

Stockholders’ equity:
Common stock	23,283	23,578
Other stockholders’ equity	872,948	889,786

Total Triple-S Management Corporation stockholders’ equity	896,231	913,364

Non-controlling interest in consolidated subsidiary	(682)	(682)

Total stockholders’ equity	895,549	912,682

Total liabilities and stockholders’ equity	$3,100,991	$3,116,765

Triple-S Management Corporation

Exhibit II

Condensed Consolidated Statements of Earnings
(dollar amounts in thousands, except per share data)
Unaudited

	For the Three Months Ended March 31,
	2018	2017
Revenues:
Premiums earned, net	$752,034	$702,273
Administrative service fees	3,348	4,379
Net investment income	13,755	12,016
Other operating revenues	1,071	965

Total operating revenues	770,208	719,633

Net realized investment gains on sale of securities	2,942	336

Net unrealized investment losses on equity investments	(16,199)	-

Other income, net	1,163	2,525

Total revenues	758,114	722,494

Benefits and expenses:
Claims incurred	618,989	620,863
Operating expenses	133,134	110,946

Total operating costs	752,123	731,809

Interest expense	1,690	1,686

Total benefits and expenses	753,813	733,495

Income (loss) before taxes	4,301	(11,001)

Income tax expense (benefit)	387	(6,658)

Net income (loss)	3,914	(4,343)

Less: Net loss attributable to the non-controlling interest	-	1

Net income (loss) attributable to Triple-S Management Corporation	$3,914	$(4,342)

Earnings per share attributable to Triple-S Management Corporation:

Basic net income (loss) per share	$0.17	$(0.18)
Diluted net income (loss) per share	$0.17	$(0.18)

Weighted average of common shares	23,277,633	24,143,261
Diluted weighted average of common shares	23,394,997	24,143,261

Triple-S Management Corporation

Exhibit III

Condensed Consolidated Statements of Cash Flows
(dollar amounts in thousands)
Unaudited

	For the Year Ended March 31,
	2018	2017

Net cash provided by operating activities	$130,473	$130,965

Cash flows from investing activities:
Proceeds from investments sold or matured:
Securities available for sale:
Fixed maturities sold	443,419	26,023
Fixed maturities matured/called	5,368	5,001
Securities held to maturity - fixed maturities matured/called	1,048	703
Equity securities sold	113,863	10,272
Other invested assets sold	845	-
Acquisition of investments:
Securities available for sale - fixed maturities	(575,694)	(33,738)
Securities held to maturity - fixed maturities	(1,212)	(382)
Equity securities	(49,591)	(5,482)
Other invested assets	(9,683)	-
Increase in other investments	(4,136)	(2,044)
Net change in policy loans	(185)	18
Net capital expenditures	(4,861)	(3,295)

Net cash used in investing activities	(80,819)	(2,924)

Cash flows from financing activities:
Change in outstanding checks in excess of bank balances	(19,992)	(11,401)
Repayments of long-term borrowings	(810)	(24,676)
Proceeds from revolving line of credit	-	24,266
Repurchase and retirement of common stock	(14,259)	-
Proceeds from policyholder deposits	6,237	4,116
Surrender of policyholder deposits	(7,161)	(4,890)

Net cash used in financing activities	(35,985)	(12,585)

Net increase in cash and cash equivalents	13,669	115,456

Cash and cash equivalents, beginning of period	198,941	103,428

Cash and cash equivalents, end of period	$212,610	$218,884

Triple-S Management Corporation

Exhibit IV

Segment Performance Supplemental Information

(Unaudited)	Three months ended March 31,
(dollar amounts in millions)	2018	2017	Percentage Change
Premiums earned, net:
Managed Care:
Commercial	$198.7	$205.1	(3.1%)
Medicare	287.9	257.7	11.7%
Medicaid	200.3	177.7	12.7%
Total Managed Care	686.9	640.5	7.2%
Life Insurance	41.5	40.5	2.5%
Property and Casualty	24.2	21.7	11.5%
Other	(0.6)	(0.4)	(50.0%)
Consolidated premiums earned, net	$752.0	$702.3	7.1%
Operating revenues (loss): [1]
Managed Care	$696.1	$650.0	7.1%
Life Insurance	47.5	46.6	1.9%
Property and Casualty	26.6	23.6	12.7%
Other	-	(0.6)	100.0%
Consolidated operating revenues	$770.2	$719.6	7.0%
Operating income (loss): [2]
Managed Care	$10.6	$(18.6)	157.0%
Life Insurance	3.6	3.9	(7.7%)
Property and Casualty	3.1	2.1	47.6%
Other	0.8	0.4	100.0%
Consolidated operating income (loss)	$18.1	$(12.2)	248.4%
Operating margin: [3]
Managed Care	1.5%	(2.9%)	440	bp
Life Insurance	7.6%	8.4%	-80	bp
Property and Casualty	11.7%	8.9%	280	bp
Consolidated	2.4%	(1.7%)	410	bp
Depreciation and amortization expense	$3.4	$3.0	13.3%

1 Operating revenues include premiums earned, net, administrative service fees and net investment income.
2 Operating income or loss include operating revenues minus operating costs. Operating costs include claims incurred and operating expenses.
3 Operating margin is defined as operating income or loss divided by operating revenues.

Triple-S Management Corporation

Managed Care Additional Data	Three months ended March 31,
(Unaudited)	2018	2017
Member months enrollment:
Commercial:
Fully-insured	961,290	1,013,205
Self-insured	449,778	507,167
Total Commercial	1,411,068	1,520,372
Medicare Advantage	338,340	363,727
Medicaid	1,171,345	1,173,273
Total member months	2,920,753	3,057,372
Claim liabilities (in millions)	$402.4	$393.5
Days claim payable	62	60
Premium PMPM:
Managed Care	$277.99	$251.16
Commercial	206.70	202.43
Medicare Advantage	850.92	708.50
Medicaid	171.00	151.46
Medical loss ratio:	85.0%	91.7%
Commercial	81.3%	83.5%
Medicare Advantage	84.6%	94.0%
Medicaid	89.2%	97.8%
Adjusted medical loss ratio: [1]	86.2%	90.2%
Commercial	82.6%	82.9%
Medicare Advantage	86.1%	94.1%
Medicaid	90.0%	93.0%
Operating expense ratio:
Consolidated	17.6%	15.7%
Managed Care	14.7%	12.6%

1 The adjusted medical loss ratio accounts for subsequent adjustments to estimates, such as prior-period reserve developments and Medicare premium adjustments, and presents them in the corresponding period.

Triple-S Management Corporation

Managed Care Membership by Segment	As of March 31,
	2018	2017
Members:
Commercial:
Fully-insured	319,208	336,845
Self-insured	148,688	169,003
Total Commercial	467,896	505,848
Medicare Advantage	112,080	121,352
Medicaid	394,454	389,130
Total members	974,430	1,016,330

Triple-S Management Corporation

Exhibit V

Reconciliation of Non-GAAP Financial Measures

	Adjusted Net Income (Loss)
(Unaudited)	Three months ended March 31,
(dollar amounts in millions)	2018	2017
Net income (loss)	$3.9	$(4.3)
Less adjustments:
Net realized investment gains, net of tax	2.4	0.3
Unrealized losses on equity investments	(13.1)	-
Private equity investment income, net of tax	0.5	0.2
Adjusted net income (loss)	$14.1	$(4.8)
Diluted adjusted net income (loss) per share	$0.60	$(0.20)

Adjusted net income is a non-GAAP financial metric and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management believes that the use of this adjusted net income and adjusted net income per share provides investors and management useful information about the earnings impact of realized and unrealized investment gains or losses, as well as other non-recurring items impacting the Company’s results of operations. This non-GAAP metric does not consider all of the items associated with the Company’s operations as determined in accordance with GAAP. As a result, one should not consider these measures in isolation.

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